CNET Networks Reports Second Quarter 2006 Revenue Results

- Total Revenues of $92.0 million

- Cash Balance of $143.3 million

- 116.2 Million Monthly Unique Users

SAN FRANCISCO, July 24, 2006 - CNET Networks, Inc. (Nasdaq: CNET) today reported revenue results for the second quarter ended June 30, 2006.

“We are pleased with the growth of our business during the second quarter,” said Shelby Bonnie, chairman and chief executive officer of CNET Networks. “We continued to expand our audience and customer base across the U.S., Europe and Asia by growing our core brands and adding new ones, enhancing our position as Internet ad spending continues to increase.”

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Total revenues for the second quarter equaled $92.0 million, a 14 percent increase compared to revenues of $80.4 million for the same period of 2005.  Revenues for 2005 and 2006 exclude revenues related to Computer Shopper magazine, which was sold in the first quarter of 2006 and consequently has been treated as a discontinued operation in our financial results.

•	Cash balances, which includes cash, investments and restricted cash, at the end of the quarter totaled $143.3 million, compared to $138.5 million at March 31, 2006.

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As previously announced, the Company’s Board of Directors has established a special committee of independent directors to review the Company’s stock option practices and related accounting. The special committee has reached a preliminary conclusion that the actual measurement dates for certain past stock options granted by the company differ from the recorded measurement dates. Accordingly, the company will be required to restate certain previously issued financial statements to record non-cash charges for stock-based compensation. The company does not expect that the anticipated restatement will have any impact on its previously reported revenues or cash positions.  The company will not be in a position to provide operating expense, operating income, net income or earnings per share information on a historical basis or as part of its business outlook pending the completion of the special committee’s review. Further information regarding these matters is set forth in the company's Current Report on Form 8-K filed July 10, 2006.

Business Review

“Our focus during the second quarter was on expanding our portfolio with smart additions that leverage our expertise in building global brands for people and the things they are passionate about.  We are beginning to capitalize on lifestyle media categories and through the re-launch of Chowhound and the acquisition of Urban Baby, we are gaining great established brands in the food and parenting categories.  We also acquired xcar.com.cn in China, building on our strong presence in China while expanding our footprint into the automobile market,” said Bonnie.

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CNET Networks’ global network of Internet properties reached an average of 116.2 million unique monthly users during the second quarter of 2006[1], an increase of 1 percent from the second quarter of 2005.  Average daily page views increased to over 92.8 million during the second quarter[1], down 5 percent from the year-ago quarter.

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CNET Networks entered two lifestyle categories during the second quarter – food and parenting – that align directly with its goal to provide brands for people and the things they are passionate about.  Through the well-received beta re-launch of Chowhound (www.chowhound.com) following the acquisition of that site during the first quarter, and through the acquisition of Urban Baby (www.urbanbaby.com), the company expects to expand its demographic profile and its appeal to new advertising segments.

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In the third quarter of 2006, CNET Networks plans to build on this positive entry into the food community by launching Chow (www.chow.com), which will be Chowhound’s parent brand, bringing the established food community together with renowned original content.  Chow’s goal is to be a different kind of food site “for those who live to eat.”  In June, the company re-launched Chowhound, the community of people who doggedly seek out amazing food and drink experiences, then share the treasures they find.  The new Chowhound, with dramatic improvements, from its new look and feel to new features and functionality, was enthusiastically received by its discerning community.

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In May, the company entered the parenting category with its acquisition of Urban Baby, a stylish insider’s guide to what’s new for busy expecting and new moms.  Combining original and member-contributed content, Urban Baby arms new moms with timely and useful information on what to buy and what to do.  Launched out of New York City, Urban Baby has a local community focus, and plans to expand into new markets.  Urban Baby enhances CNET Networks’ reach into the female demographic.  The company plans to re-launch the site later this year.

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During the quarter, CNET Networks expanded its established presence in Europe and Asia with launches and acquisitions of interactive media properties that target passionate audiences in some of the fastest-growing global markets.

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In China, CNET Networks acquired xcar.com.cn, one of the country’s leading automobile destinations that provides independent reviews and information for consumers considering car purchases.  This acquisition, which closed in July, builds on CNET Networks’ established online presence in China, and positions the company to benefit from the nascent, yet fast growing, automobile market in China.

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In Europe, the company launched localized versions of some of its popular United States sites, responding to increasing user and advertiser demand in key markets.  In April, CNET Networks launched a localized version of the site, uk.gamespot.com.  With its pre-existing market, GameSpot UK has become one of the leading UK gaming sites.  It offers gamers the benefit of localized content, while enabling UK gaming and consumer advertisers reach into this valuable, geographically targeted audience.  A similar localization approach was taken with the launches of CNET CarTech.fr and News.fr in France, translating the value and relevance of CNET Networks’ CarTech and News.com sites to the passionate, fast growing online audiences in France.

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CNET’s new video-on-demand (VOD) service, CNET TV (www.cnettv.com), launched in beta online last month and has received enthusiastic response from users, both via their feedback on blogs and as represented by the time spent on the site.  The site’s interface features a virtual remote control that lets users browse video content by channel, create personalized playlists, start and stop videos, and set viewing preferences, such as switching to a full screen environment.  CNET TV online is part of a two-phased VOD roll-out aimed at both enhancing the CNET user experience and introducing the CNET brand to more people through new channels.  CNET achieved an important step toward the latter goal earlier in the month when its video content launched with partners Cox Communications and TiVo, Inc through their on-demand services. CNET TV is expected to officially launch, complete with advertising, during the third quarter.

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During the quarter, Webshots launched AllYouCanUpload.com, a service that provides free unlimited photo uploading and hosting without the need for registration.  AllYouCanUpload leverages Webshots’ powerful technology infrastructure, letting users upload up to 10 images at a time with no limits on size of photos, and automatically generates codes to display images that can be pasted into popular social networking, blog, and auction sites.  AllYouCanUpload is designed for people seeking a quick, easy, one-click solution for hosting images.  Users interested in a more robust experience, including archiving photos for future use, have the option of registering for a free Webshots.com account.

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GameSpot had an active second quarter, with continued momentum and growth in its presence at the Electronic Entertainment Exposition (E3), and increased user traction and sponsorship interest in its gaming tournaments.

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During E3, users watched nearly 18 million on-demand video streams, and page views to the GameSpot site increased by nearly 32 percent compared to page views during the 2005 E3 conference.  GameSpot’s exclusive online coverage of the Sony PLAYSTATION 3 press conference, and its live streaming of Nintendo’s Wii press conference contributed to its unprecedented E3 success.

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GameSpot’s multi-player online gaming tournaments have begun to gain traction among users and the interest of sponsors.  GameSpot has been hosting a new tournament each month, such as Nascar Petal to the Metal Challenge, Operation: Sniper Storm Tournament, and Battle of Nations with hundreds of participants and tens of thousands of spectators.  In response to the success and demand for tournaments, Game Spot will increase their frequency.

•	CNET Networks’ brands continued to receive awards and accolades during the second quarter, including several prestigious Webby and Maggie awards.
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In April, the company won four “Maggie Awards” for its outstanding editorial content as part of the 55th Annual Western Publications Association (WPA) award event.  CNET News.com won Best Publication Website/Consumer; CNET.com won for Best Regularly Featured Web Column/Consumer; and CNET.com and CNET News.com tied for Best Web Article/Consumer.

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In May, CNET Networks won three People’s Voice Awards as part of the Tenth Annual Webby Awards, the leading international honor for Web sites.  CNET.com won in the Guides/Ratings/Reviews category; CNET Download.com won in the IT Hardware/Software category; and GameSpot won in the Games-related category.

Business Outlook

•	For the third quarter of 2006, management anticipates total revenues of $93 million to $96 million.
•	For the full-year 2006, management is estimating total revenues to be in the range of $386 million and $403 million.

The company will not be in a position to provide guidance regarding operating expense, operating income, net income or earnings per share pending the completion of the special committee’s review.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its second quarter 2006 the foregoing revenue results and business outlook beginning at 5:00 pm ET (2:00 pm PT), today, July 24, 2006. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076).  A replay of the conference call will be available via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 2851562.  The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the sections entitled “Business Outlook” which sets forth our estimated financial performance for the third quarter and full year of 2006, and statements regarding our growth prospects and expectations regarding the future success of our products and services.  In addition, management expects to provide forward-looking information statements on the conference call to be held shortly following the issuance of this release, which are also subject to risks and uncertainties that could cause actual results to differ materially.  The forward-looking statements in this release and on the conference call are identified by the words “expect,” “estimate,” “target,” “believe,” “goal,” “anticipate,” “intend” and similar expressions or are otherwise identified in the context in which they are made as being forward-looking.  These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties that could cause actual results to differ materially from those projected include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; a decrease in user activity on our sites due to competition or other factors, which could reduce advertising revenue generated by such user activities; reduced consumer activity or manufacturer marketing due to product lifecycles or product launch delays in the company’s content categories; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate; the failure to attract advertisers outside of our traditional technology and consumer electronics categories; a continued decline in revenues from our print publications as advertising dollars shift to other media; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense, and dilute operating margins; and general risks associated with our business. In addition, the special committee's review of stock option matters referenced in this release is ongoing, and the company's expectation announced on July 10, 2006 that it will restate its financial statements for 2003, 2004, and 2005 contained in the company's Annual Report on Form 10-K filed in March 2006 and the Company's balance sheet as of March 31, 2006 was based upon the special committee's preliminary review of only some of the company's option grants. The final result of the special committee's review will depend upon a number of important factors, including further analysis of option grants already reviewed and a review and analysis of other option grants not yet reviewed. For additional information about risks to CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2005 and subsequent Forms 10-Q and 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks is a global media company with some of the most important and valuable brands on the Web targeting passionate audiences. The company's brands -- such as CNET, GameSpot, TV.com, MP3.com, Webshots, BNET and ZDNet -- serve the technology, games and entertainment, business, and community categories. CNET Networks was founded in 1993 and has always been "a different kind of media company" creating engaging media experiences through a combination of world-class content and technology infrastructure.

Investor Relations Contact:	Media Contact:
Gloria Lee	Martha Papalia

(415) 344-2975	(617) 225-3340
gloria.lee@cnet.com	martha.papalia@cnet.com

1	CNET Networks April 2006 – June 2006 (internal log data)

CNET NETWORKS, INC.
QUARTERLY STATISTICAL HIGHLIGHTS (a)
(UNAUDITED)

	Q2-06	Q1-06	Q4-05	Q3-05	Q2-05
Total Quarterly Revenue ($mm)	$92.0	$83.4	$103.3	$81.9	$80.4

Revenue Distribution (%) (b) (c)
Marketing Services	86%	85%	89%	86%	86%
Licensing, Fees and User	14%	15%	11%	14%	14%

Segment Revenue
U.S. Media	$72.8	$67.8	$82.9	$65.9	$63.4
International Media	$19.2	$15.6	$20.4	$16.0	$17.0

Advertiser Metrics
CNET Networks Top 100 US Advertisers' Renewal Rate (Q-to-Q)	100%	96%	100%	97%	95%
CNET Networks Top 100 US Advertisers' % of Network Revenue	55%	53%	55%	55%	55%

Select Business Metrics
Network Unique Users (mm)	116.2	116.8	116.1	110.1	115.1
Network Average Daily Page Views (mm)	92.8	98.7	103.6	99.4	97.7

Balance Sheet Highlights ($mm)
Cash	$79.1	$74.2	$55.9	$69.8	$42.2
Marketable Debt Securities	62.0	62.1	54.1	38.3	32.1
Restricted Cash	2.2	2.2	2.2	4.6	19.8

Total Cash and Equivalents	$143.3	$138.5	$112.2	$112.7	$94.1

Total Debt	$143.3	$141.7	$141.8	$141.3	$146.4

Days Sales Outstanding (DSO)	67	70	71	66	67

(a) The company will not be in a position to disclose operating expense, operating income, net income or earnings per share information pending the completion of the company's financial statement restatement as described in the company's Current Report on Form 8-K filed July 10, 2006.
(b) Results for 2005 and 2006 exclude revenue related to Computer Shopper due to the sale of the Computer Shopper magazine business in Q1 2006 and resulting discontinued operations treatment.
(c) Due to the sale of Computer Shopper magazine on February 2, 2006, CNET Networks no longer reports publishing revenue. The company's international publishing revenue is now distributed in the marketing services and licensing, fee and user lines as described below:
Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising, and sales of advertisements in our print publications.
Licensing, Fees and User - licensing our product database, online content, subscriptions to online sesrvices, subscription and newsstand slaes of publications, and other paid services.